JOHN HANCOCK FUNDS
AMENDMENT TO EXPENSE LIMITATION AGREEMENT
     This Amendment dated September ___, 2008 to the Expense Limitation Agreement in effect on this date (the “Expense Limitation Agreement”) by and between, as the case may be, John Hancock Investment Management Services, LLC and John Hancock Advisers, LLC (collectively, “John Hancock”), and each registered investment company listed on Schedule A attached hereto (each a “Trust”), on behalf of the Trust’s series, also as set forth in Schedule A (each a “Fund”).
     WHEREAS, the parties have entered into the Expense Limitation Agreement in order to limit each Fund’s expenses as described therein; and
     WHEREAS, John Hancock and each Trust have determined that it is appropriate and in the best interests of the Funds to permit John Hancock to recoup waived fees and reimbursed expenses under certain conditions;
     NOW THEREFORE, the parties hereto agree as follows:
1. Reimbursement of Fee Waivers and Expense Reimbursements.
     1.1. Reimbursement. With respect to each Fund, if, in any year in which John Hancock serves as the Fund’s investment adviser pursuant to an effective investment advisory agreement (the “Advisory Agreement”), the aggregate operating expenses (the “Fund Operating Expenses”) of such Fund for the fiscal year are less than the maximum annual operating expense limit set forth in the Expense Limitation Agreement (“Maximum Annual Operating Expense Limit”) for that year, John Hancock shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the fees payable under the Advisory Agreement (the “Advisory Fees”) that were waived or reduced, and other payments remitted (“Expense Reimbursements”), by John Hancock to such Fund pursuant to the Expense Limitation Agreement. The total amount of reimbursement to which John Hancock may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all Advisory Fees previously waived or reduced by John Hancock and all other Expense Reimbursements remitted by John Hancock to the Fund during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to John Hancock with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.
     1.2. Method of Computation. To determine each Fund’s accrual, if any, to reimburse John Hancock for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund shall accrue into its net asset value an amount payable to John Hancock sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to John Hancock will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of a Fund are below the Maximum Annual Operating Expense Limit, a liability will be accrued daily for these amounts.
     1.3. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual

Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.
     1.4. Limitation of Liability. John Hancock shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Funds, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.
2. Term of Amendment.
     This Amendment shall continue in effect with respect to all Funds in accordance with the terms for the continuation of the Expense Limitation Agreement.
3. Miscellaneous.
     3.1. All capitalized terms not otherwise defined in this Amendment shall have the same meaning as in the Expense Limitation Agreement.
     3.2. Except as modified in this Amendment, all terms of the Expense Limitation Agreement continue to be in effect and binding on the parties.
     3.3. This Amendment may be amended or terminated only in accordance with the terms of the Expense Limitation Agreement, except that this Amendment will terminate automatically upon the termination of the Expense Limitation Agreement.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the day and year first above written.
JOHN HANCOCK ADVISERS, LLC

By:

Name:

Title:

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:

Name:

Title:

THE TRUSTS LISTED ON SCHEDULE A, ON BEHALF OF THE FUNDS LISTED THEREON

By:

Name:

Title:

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SCHEDULE A
Trusts and Funds

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